================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                                 Amendment No.2

                    Under the Securities Exchange Act of 1934


                             ACE CASH EXPRESS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.01 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   004403-10-1
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                                 (CUSIP Number)

                                 Peter H. Kamin
                              Peak Management, Inc.
                                   Suite 1600
                              One Financial Center
                                Boston, MA 02110
                                  (617)526-8979

                                -with copies to-

                            Joseph F. Mazzella, Esq.
                             Lane Altman & Owens LLP
                                 101 Federal St.
                                Boston, MA 02110
                                 (617) 345-9800
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                January 03, 2000
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             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13-d1(f) or 13-d-1(g), check the following box [X].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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

--------------------------                            --------------------------
CUSIP No. 004403-10-1             SCHEDULE 13D                 Page 2 of 9 Pages
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  PEAK INVESTMENT LIMITED PARTNERSHIP
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2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
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3.                SEC USE ONLY

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4.                SOURCE OF FUNDS

                  WC
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5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
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                              7.      SOLE VOTING POWER

                                      386,900
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           0
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             386,900
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  386,900
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  3.84%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------                            --------------------------
CUSIP No. 004403-10-1                SCHEDULE 13D             Page 3 of 9 Pages
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  PEAK MANAGEMENT, INC.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS

                  None
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  MASSACHUSETTS
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                              7.      SOLE VOTING POWER

                                      115,000
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           386,900
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             115,000
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      386,900
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    501,900*

   *As General Partner of Peak Investment Limited Partnership and Investment Manager of certain Managed Accounts

--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  4.98%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------                            --------------------------
CUSIP No. 004403-10-1               SCHEDULE 13D             Page 4  of 9 Pages
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  PETER H. KAMIN
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS

                  NONE
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           501,900
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      501,900
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      501,900*

   *As Principal and Director of Peak Management, Inc. and not individually

--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  4.98%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------                            --------------------------
CUSIP No. 004403-10-1             SCHEDULE 13D                 Page 5 of 9 Pages
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  PRUNE INVESTMENTS LIMITED
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS

                  None
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  TORTOLA, BRITISH VIRGIN ISLANDS
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                              7.      SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           0
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  004403-10-1                                         Page 6 of 9 Pages
           -----------                                             ---  ---

THIS AMENDMENT NO. 2 AMENDS THE SCHEDULE 13D FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AS PREVIOUSLY AMENDED THROUGH MAY 6, 1994.

  ITEM 1.  SECURITY AND ISSUER

         Securities acquired:  Common Stock, $0.01 par value ("Common Stock")
                              -----------------------------------------------

         Issuer:    Ace Cash Express, Inc.
                ----------------------------

         Principal Executive Offices:

                 1231 Greenway Drive Suite 800 Irving, TX 75038
                ------------------------------------------------

  ITEM 2.  IDENTITY AND BACKGROUND

         (a) This Schedule is being filed jointly by the following reporting persons (hereinafter sometimes collectively referred to as the "Reporting Persons"):

     (i)  Peak Investment Limited Partnership, a Delaware limited partnership.


     (ii) Peak Investment Management, Inc. a Massachusetts corporation, which is the sole General Partner of Peak Investment Limited Partnership.


     (iii)Peter H. Kamin, an individual who is a Principal and Director of Peak Investment Management.

     (iv) Prune Investments Limited, a Tortola, BVI Corporations.

CUSIP No.  004403-10-1                                         Page 7 of 9 Pages
           -----------                                             ---  ---

ITEM 5.     INTEREST IN SECURITIES OF THE ISSUER

         (a) and (b) The beneficial ownership and voting and dispositive power of each of the Reporting Persons with respect of Common Stock of the Issuer as of the date hereof is as follows:

   PEAK INVESTMENT LIMITED PARTNERSHIP

      (a) Amount Beneficially Owned:  386,900
                                    --------------------------------------------
      (b) Percent of Class:   3.84%
                             ---------------------------------------------------
      (c) Number of shares as to which such person has:

           (i)sole power to vote or to direct the vote:   386,900
                                                         -----------------------
          (ii)shared power to vote or to direct the vote:  0
                                                          ----------------------
         (iii)sole power to dispose or to direct the disposition of:  386,900
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 0
                                                                      ----------

   PEAK MANAGEMENT, INC.

      (a) Amount Beneficially Owned:  501,900*
                                    --------------------------------------------
      (b) Percent of Class:   4.98%
                             ---------------------------------------------------
      (c) Number of shares as to which such person has:

           (i)sole power to vote or to direct the vote:   115,000
                                                         -----------------------
          (ii)shared power to vote or to direct the vote:  386,900
                                                          ----------------------
         (iii)sole power to dispose or to direct the disposition of:  115,000
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 386,900
                                                                      ----------

   PETER H. KAMIN

      (a) Amount Beneficially Owned:  501,900*
                                    --------------------------------------------
      (b) Percent of Class:   4.98%
                             ---------------------------------------------------
      (c) Number of shares as to which such person has:

           (i)sole power to vote or to direct the vote:   0
                                                         -----------------------
          (ii)shared power to vote or to direct the vote:  501,900
                                                          ----------------------
         (iii)sole power to dispose or to direct the disposition of:  0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 501,900
                                                                      ----------

   PRUNE INVESTMENTS LIMITED

      (a) Amount Beneficially Owned:  0
                                    --------------------------------------------
      (b) Percent of Class:   0%
                             ---------------------------------------------------
      (c) Number of shares as to which such person has:

           (i)sole power to vote or to direct the vote:   0
                                                         -----------------------
          (ii)shared power to vote or to direct the vote:  0
                                                          ----------------------
         (iii)sole power to dispose or to direct the disposition of:  0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 0
                                                                      ----------

----------------
*SHARES REPORTED FOR PEAK MANAGEMENT, INC. INCLUDE 386,900 SHARES BENEFICIALLY OWNED PEAK INVESTMENT LIMITED PARTNERSHIP, OF WHICH PEAK MANAGEMENT, INC. IS THE SOLE GENERAL PARTNER, AND 115,000 SHARES IN CERTAIN CLIENT ACCOUNTS WHICH PEAK MANAGEMENT, INC. MANAGES.
**SHARES REPORTED FOR PETER H. KAMIN ARE BENEFICIALLY OWNED BY PEAK INVESTMENT LIMITED PARTNERSHIP AND PEAK MANAGEMENT, INC. BOTH OF WHICH MAY BE DEEMED TO BE CONTROLLED BY MR. KAMIN. NONE OF THE SHARES SO REPORTED ARE BENEFICIALLY OWNED BY MR. KAMIN INDIVIDUALLY.

CUSIP No.  004403-10-1                                         Page 8 of 9 Pages
           -----------                                             ---  ---

The number of shares beneficially owned and the percentage of outstanding shares represented thereby, for each of the Reporting Persons, have been computed in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percentages of ownership described above are based on the 10,071,000 outstanding shares of Common Stock of the Issuer reported in the issuer's Quarterly Report on Form 10-Q for quarter ended September 30, 1999.

         (c) The only transaction in the Common Stock of the Issuer reported on herein which have been effected in the past sixty days by the Reporting Persons was a distribution in-kind of an aggregate 71,400 shares by Peak Investment Limited Partnership on January 3, 2000 to certain of its limited partners.

CUSIP No.  004403-10-1                                         Page 9 of 9 Pages
           -----------                                             ---  ---


After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. This statement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one (1) instrument.

                                      PEAK INVESTMENT LIMITED PARTNERSHIP

                              BY:     PEAK MANAGEMENT, INC., its General Partner


                                      By:  /s/ Peter H. Kamin
                                         ---------------------------------------
                                         Peter H. Kamin, President


                                      PEAK MANAGEMENT, INC.


                                      By:  /s/ Peter H. Kamin
                                         ---------------------------------------
                                         Peter H. Kamin, President

                                          /s/ Peter H. Kamin
                                         ---------------------------------------
                                              Peter H. Kamin, Individually


                                      PRUNE INVESTMENTS LIMITED


                                      By:
                                         ---------------------------------------



Dated as of:  January 24, 2000